Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2009 THIRD QUARTER RESULTS

SAN DIEGO – May 4, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today reported results for its fiscal 2009 third quarter and nine-month period ended March 31, 2009.

Net revenue for the fiscal 2009 third quarter was $22.3 million, compared with $31.8 million for the same quarter a year ago. The company reported a net loss of $3.3 million, or $0.26 per share, for the fiscal 2009 third quarter compared with a net loss of $4.9 million, or $0.39 per share, for the same quarter in the prior fiscal year.

For the first nine months of fiscal 2009, the company reported net revenue of $83.5 million, compared with $98.8 million for the same period in the prior fiscal year. The net loss for the first nine months of fiscal 2009 was $15.4 million, or $1.20 per share, compared with a net loss of $16.0 million, or $1.25 per share, in the first nine months of fiscal 2008.

The company noted that net revenue for the fiscal 2009 third quarter decreased 29.9 percent from the fiscal 2008 third quarter due to lower sales in both the OEM and branded channels, reflecting economic pullbacks by customers consistent with the industry sector overall. Total OEM revenue was down 49.8 percent compared to the fiscal 2008 third quarter. This trend continues to reflect the previously announced transition by the company’s largest OEM customer to a new product from an alternate supplier. Total branded revenue declined 17.2 percent compared to branded revenue in the third quarter of fiscal 2008. Sales in the Americas region were down 23.7 percent compared to the prior year third quarter and EMEA was down 30.9 percent. The APAC region, which represents a smaller overall percentage of sales, was down 42.6 percent. Partially offsetting these declines was an increase of 11.6 percent in revenue from the sales of services and spares.

Although revenue in the fiscal 2009 third quarter declined 29.9 percent from the fiscal 2008 third quarter, the gross profit of $6.3 million in the fiscal 2009 third quarter represents only a 18.2 percent drop from the $7.7 million in gross profit reported in the prior year quarter. The gross profit margin of 28.5 percent for the fiscal 2009 third quarter improved significantly over the fiscal 2008 third quarter margin of 24.2 percent.

Operating expenses of $9.6 million in the fiscal 2009 third quarter declined 22.6 percent, from $12.4 million in the fiscal 2008 third quarter, reflecting ongoing restructuring in response to revenue levels and current economic conditions. Compared to the fiscal 2008 third quarter, sales and marketing expenses declined 33.8 percent while R&D expenses declined 15.0 percent.

The total cash balance at the end of the quarter was $3.8 million, an increase of $0.8 million, from the end of the fiscal 2009 second quarter. Combined short-term and long-term debt increased $3.8 million during the fiscal 2009 third quarter, consisting of $1.5 million in additional borrowing under the Marquette financing agreement as well as a new $2.3 million secured promissory note from the company’s primary on-site service provider, which represents a conversion of amounts formerly included in accounts payable.

“Absent other dynamics, our March quarter is typically weaker than our December quarter,” noted Eric Kelly, CEO of Overland Storage, Inc. “This year, global economic conditions that affected most technology companies exacerbated the seasonal weakness and resulted in lower than expected sales in both the company’s OEM and branded channels across all geographic regions.

“Our current focus at Overland is three-fold: (1) strengthening our balance sheet, (2) improving our business model and (3) delivering comprehensive solutions to address our customers’ requirements. We have made significant progress in each of these areas. At the end of March, we announced a $5 million international accounts receivable financing agreement with FGI Finance. This agreement complements the existing $9 million domestic receivable financing already in place with Marquette Commercial Finance. Additionally, we have implemented a number of changes to our business model, both internally and in conjunction with our strategic partners, which are resulting in better cash utilization and improvements to many of our key business metrics. Internally, we evaluated our team in terms of expertise and geographic location and are making adjustments to better position ourselves to execute efficiently in each discipline.

“Lastly, we have put substantial effort into our roadmap and expect to introduce a number of new, compelling solutions in the coming months,” concluded Kelly. “We firmly believe that healthy global demand exists and will continue to exist for mid-range storage, data protection and business continuity offerings that distinctively address our customers’ requirements.”

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere—across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: failure to obtain sufficient funding for us to execute our business strategy; the inability or unwillingness of FGI or Marquette to perform their respective obligations or otherwise provide funding under their respective accounts receivable financing agreements; unexpected delays or costs related to the acquisition and integration of the Snap business; possible delays in new product introductions and shipments; failure to achieve desired benefits from cost-cutting measures, restructuring efforts or other business model changes; market acceptance of the company’s new product offerings; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault, ULTAMUS, Snap Server, GuardianOS and Snap Enterprise Data Replicator are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel, HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$22,276	$31,794	$83,528	$98,755
Cost of revenue	15,932	24,097	60,738	76,804

Gross profit	6,344	7,697	22,790	21,951

Operating expenses:
Sales and marketing	5,280	7,988	22,092	22,549
Research and development	1,697	1,972	7,672	7,229
General and administrative	2,632	2,409	8,087	7,590

Total expenses	9,609	12,369	37,851	37,368

Operating loss	(3,265)	(4,672)	(15,061)	(15,417)
Interest income, net	(109)	177	(8)	708
Other expense, net	139	(369)	(324)	(970)

Loss before income taxes	(3,235)	(4,864)	(15,393)	(15,679)
Income taxes	70	71	(30)	281

Net loss	$(3,305)	$(4,935)	$(15,363)	$(15,960)

Net loss per share:
Basic and Diluted	$(0.26)	$(0.39)	$(1.20)	$(1.25)

Shares used in computing net loss per share:
Basic and Diluted	12,774	12,761	12,771	12,757

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2009	June 30, 2008
	(Unaudited)
ASSETS
Cash and equivalents	$3,849	$8,437
Short-term investments	—	1,214
Accounts receivable, net	13,505	15,814
Inventories	14,306	17,126
Other current assets	7,249	8,566

Total current assets	38,909	51,157
Property, plant and equipment, net	1,406	1,139
Other assets	7,956	10,294

Total assets	$48,271	$62,590

LIABILITIES & EQUITY
Current liabilities, excluding debt	$33,944	$37,140
Debt, current portion	4,744	1,432
Long-term debt, net of current portion	1,270	—
Other long-term liabilities	6,291	5,835
Shareholders’ equity	2,022	18,183

Total liabilities and equity	$48,271	$62,590